Exhibit 99.1

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:
Bob DeAlmeida
President & CEO
Hamilton Bank
 410-823-4510
MEDIA CONTACT:
Lauren Lawder
Director of Marketing
Hamilton Bank 410-616-1996
llawder@hamilton-bank.com

Hamilton Bancorp, Inc. Reports Increased Earnings and 11 Percent Revenue Growth
 For the Second Quarter of Fiscal 2019

TOWSON, Md. (October 31, 2018)—Hamilton Bancorp, Inc. (the "Company") (NASDAQ: HBK), the parent company of Hamilton Bank (the "Bank"), today announced its operating results for the three and six-month periods ended September 30, 2018. In addition, on October 23, 2018, the Company announced in a joint press release the signing of a definitive agreement with Orrstown Financial Services, Inc. (NASDAQ: ORRF) ("Orrstown") under which the Company will merge with and into Orrstown. Hamilton shareholders will receive a combination of stock and cash currently valued at $58.5 million. Upon completion of the transaction, the combined company is expected to have approximately $2.5 billion in assets, $1.7 billion in loans, and $2.1 billion in deposits. The transaction is expected to close in the second quarter of calendar 2019.
The financial highlights for the three and six-month periods ended September 30, 2018 are as follows:
Quarterly Highlights – Quarter Ending September 30, 2018 vs. September 30, 2017
•
Net income increased $254 thousand to $665 thousand, or $0.21 per common share, compared to net income of $411 thousand, or $0.13 per common share. For the quarter ended September 30, 2018, there was no income tax expense because of the valuation allowance established at March 31, 2018 on the deferred tax asset. Income tax expense was $157,000 for the prior year quarter.

•
Net interest income increased to $3.8 million, up $137 thousand, or 3.8 percent, from $3.6 million. This improvement was driven by a $502 thousand, or 11.3 percent, increase in interest revenue, partially offset by a $365 thousand increase in interest expense.

•
Return on average assets and equity for the quarter improved to 0.52 percent and 4.74 percent, compared to 0.32 percent and 2.68 percent for the comparable period; a 62.5 percent and 76.7 percent improvement, respectively.

•	Net interest margin increased 6 basis points to 3.18 percent compared to 3.12 percent.
•
Efficiency ratio (as defined in the attached table) improved by nearly 6 percent decreasing from 82.4 percent to 77.6 percent. The improvement in the efficiency ratio was driven by the increase in revenue as noninterest expenses remained relatively flat quarter-over-quarter at $3.1 million.

•	Total assets declined to $502.2 million during the quarter, down $23.1 million or 4.6 percent, compared to $525.3 million at June 30, 2018.

•
Cash and cash equivalents decreased $14.0 million, or 38.9 percent, to $22.0 million at September 30, 2018, compared to $36.1 million at June 30, 2018. Cash was used to pay-down matured borrowings and fund the outflow of a decreasing deposit base.

•
Gross loans decreased $5.1 million to $374.6 million over the three months ended September 30, 2018, including the pay-off of a nonaccrual commercial loan with a recorded balance of $3.3 million, while the investment portfolio also decreased $3.8 million to $68.9 million over this same period due to normal principal paydowns on mortgage backed securities.

•
The allowance for loan losses to nonperforming loans improved to 49.8 percent from 27.9 percent at June 30, 2018. This improvement resulted from a $194 thousand increase in the allowance for loan losses over the quarter, in addition to the pay-off on a $3.3 million nonaccrual loan in which past due interest and all expenses incurred were collected.

•
Total deposits over the three months ended September 30, 2018 declined $16.0 million, or 4.0 percent, from $404.5 million at June 30, 2018 to $388.5 million. Based upon our funding needs, we strategically allowed higher costing time deposits to decline to manage interest expense in a rising interest rate environment.

Year-To-Date Highlights – Six Month Period Ended September 30, 2018

•
Net income improved to $1.5 million, or $0.48 per common share, compared to $803 thousand, or $0.25 per common share for the comparable period a year ago. For the six-month period ended September 30, 2018, there was no income tax expense because of the valuation allowance established at March 31, 2018 on the deferred tax asset. Income tax expense was $312,000 for the six months ended September 30, 2017.

•
Net interest income increased to $7.6 million, up $352 thousand, or 4.9 percent, from $7.2 million. This improvement was driven by a $1.1 million, or 12.0 percent, increase in interest revenue, partially offset by a $703 thousand increase in interest expense.

•
Return on average assets and equity for the six-month period improved to 0.52 percent and 4.74 percent, compared to 0.32 percent and 2.68 percent for the comparable period a year ago; a 62.5 percent and 76.7 percent improvement, respectively.

•	Net interest margin increased 2 basis points to 3.12 percent for the six-months ended September 30, 2018 compared to 3.10 percent for the six-months ended September 30, 2017.

•	Total assets decreased $23.3 million to $502.2 million from $525.5 million at March 31, 2018.

•
Gross loans decreased $14.6 million, or 3.7 percent, from $389.2 million at March 31, 2018 to $374.6 million. The decrease is due to principal paydowns and pay-offs within the loan portfolio, including a $3.3 million nonaccrual loan.

•
Cash and cash equivalents decreased $1.3 million, or 5.7 percent, to $22.0 million at September 30, 2018, compared to $23.4 million at March 31, 2018, while investments also declined $6.5 million from $75.4 million to $68.9 million over the same period. The decline in the investment portfolio is related to normal principal paydowns on mortgage-backed securities.

•
Total deposits over the six-month period ended September 30, 2018 decreased $16.7 million to $388.5 million, while borrowings decreased $7.1 million to $53.5 million. The decline in deposits was largely related to higher costing time deposits which declined by $12.5 million; while lower costing core deposits declined by $4.0 million. Core deposits at September 30, 2018 made up 39.6 percent of total deposits compared to 38.9 and 40.1 percent at March 31, 2018 and September 30, 2017, respectively.

•
Annualized net charge-offs to average loans improved to 0.05 percent compared to 0.26 percent at March 31, 2018, while the allowance for loan losses as a percentage of gross loans increased from 0.73 percent to 0.81 percent.

•
Book value per common share increased to $16.23, up 2.3 percent, from $15.87. The growth is attributable to the increase in equity associated with the $1.5 million of net income recorded for the six-month period ended September 30, 2018.

 "We continue to see progress in earnings and improved efficiencies, while continuing to manage interest expense in a rising rate environment. We remain focused on lowering our high cost deposits and increasing core deposits in an effort to improve our net interest margin.," said Robert DeAlmeida, President and CEO. "The second quarter also showed improvement in asset quality as we continue to work through our problem assets."

Balance Sheet

Total assets declined by $23.3 million during the first half of the fiscal year to $502.2 million at September 30, 2018, compared to $525.5 million at March 31, 2018. The decline is primarily attributable to a $14.6 million reduction in gross loans, a $6.5 million decrease in the investment portfolio, and a $1.3 million decline in cash and cash equivalents.

Cash and cash equivalents at September 30, 2018 totaled $22.0 million compared to $36.1 million and $23.4 million at June 30, 2018 and March 31, 2018, respectively; a 64.1 percent decline over the last quarter. The higher balances through June 30, 2018 were a result of proceeds received from principal paydowns and/or pay-offs within the loan portfolio and a declining investment portfolio.  The investment portfolio has decreased $6.5 million from $75.4 million at March 31, 2018 to $68.9 million at September 30, 2018 due to normal principal payments associated with the mortgage-backed security portfolio. Excluding funds needed for liquidity and operational needs, management intends to utilize any excess cash for future loan growth and possible repayment of maturing advances.

Gross loans decreased $14.6 million, or 3.7 percent, to $374.6 million at September 30, 2018 from $389.2 million at March 31, 2018. The decline was largely due to principal paydowns and pay-offs within the loan portfolio, including one nonaccrual loan with a recorded book balance of $3.3 million. Over the first half of fiscal 2019, we continued to see strong organic growth within our commercial real estate loan portfolio. We organically originated $11.5 million in commercial real estate loans over this period, resulting in an overall increase, after loan pay-offs and normal principal payments, of nearly $3.5 million within this loan segment. The largest decrease within the loan portfolio for the six months ended September 30, 2018 was in one-to four-family residential mortgage loans, which declined $6.0 million. At the beginning of the fiscal year, we began to once again sell newly originated residential loans, that qualify, into the secondary market versus putting them in the portfolio. To date we have originated and sold $1.3 million of these loans. With respect to our residential construction loans, we have originated $6.2 million in new loan commitments to date, including $4.0 million in the most recent quarter. At September 30, 2018, we have $3.6 million in residential construction loans outstanding and unfunded commitments or draws of $4.8 million.

Total deposits (excluding premiums on acquired deposits) decreased $16.5 million during the fiscal year to $388.2 million at September 30, 2018 compared to $404.7 million at March 31, 2018. Over this period, the largest decline has been in time deposits which have decreased $12.5 million to $234.5 million at September 30, 2018. As interest rates have risen in the past six months, the market competition for deposits has gotten more competitive with respect to pricing. We have strategically decided not to price at the top of the market, unless through a promotional deposit product, or match competitor pricing in certain circumstances as a means to manage interest expense. The Company continues to focus on generating lower cost, core deposits (which includes all deposits other than certificates of deposit) to support continued loan growth. Core deposits at September 30, 2018 were $153.7 million compared to $157.7 million at March 31, 2018, a decrease of $4.0 million, or 2.5 percent. Core deposits represent 39.6 percent of total deposits at September 30, 2018 compared to 38.9 percent of deposits at March 31, 2018.

Borrowings during the six months ending September 30, 2018 decreased $7.1 million to $53.5 million from $60.7 million at March 31, 2018; a decrease of 11.7 percent. During the first half of fiscal 2019 we have had $29.0 million in borrowings that have either matured or been called. We have elected to rollover $22.0 million of those borrowings and pay-off $7.0 million to date. There is $2.5 million in borrowings that will mature or are expected to be called over the remaining six months of fiscal 2019.

Credit Quality

Asset quality remains an area of focus for management and the Board of Directors.  Nonperforming loans decreased roughly $1.1 million in the first half of fiscal 2019 to $6.1 million at September 30, 2018 from $7.2 million at March 31, 2018. As a result, the percentage of nonperforming loans to gross loans decreased from 1.84 percent to 1.62 percent. During this six-month period, nonperforming loans reached a high of $10.2 million due to the addition of one commercial real estate relationship at the end of the first quarter with a recorded value of $3.1 million. To date there is no impairment associated with this relationship based upon the most recently obtained appraised value. In July 2018, another commercial real estate loan that was on nonaccrual, with a recorded value of $3.3 million, was resolved and paid-off with no loss to the Bank. Proceeds from the pay-off included payment of principal, past due interest and all legal and other expenses incurred.

As of September 30, 2018, there are two commercial loan relationships totaling $4.5 million that are a part of the $6.1 million in non-performing loans, including the one relationship added in the first quarter of fiscal 2019 discussed above. Both relationships have been recorded at their net realizable fair value based upon recent appraisals, with only one of the two relationships incurring any charge-offs. No additional charge-offs are anticipated at this time; however, changes in property values and other circumstances may result in additional charge-offs at a later date. We continue to work with and monitor these lending relationships in order to obtain the best outcome for the Bank.

Annualized net charge-offs to average loans remained low at 0.05 percent for the six-month period ended September 30, 2018 compared to 0.26 percent and zero percent for fiscal 2018 and the same period a year ago, respectively. The Company experienced net charge-offs totaling $93 thousand over the first half of fiscal 2019 comprised of $130 thousand in charge-offs and $37 thousand in recoveries.

Income Statement

Net income for the quarter ended September 30, 2018 was $665 thousand, or $0.21 per common share, compared to net income of $411 thousand, or $0.13 per common share for the quarter ended September 30, 2017; an increase of $254 thousand quarter-over-quarter. The increase in net income was driven by an increase in net interest income associated with growth in loans, lower operating expenses, and no tax expense because of the valuation allowance established at March 31, 2018 on the deferred tax asset.

Net interest income for the quarter ended September 30, 2018 was $3.7 million, up $137 thousand or 3.8 percent compared to $3.6 million for the quarter ended September 30, 2017, reflecting the growth in the average balance of our loan portfolio from organic growth and loan purchases over the past year. The increase in net interest income for these comparable periods reflected a $502 thousand, or 11.3 percent, increase in interest revenue as average loans grew 5.7 percent, or $20.3 million, and average investments declined $22.9 million. Over the past year, we were able to move lower interest earning investments into higher interest-earning loans. In addition, we were able to generate more interest revenue from our interest-earning deposits with banks due to rising interest rates and a $12.3 million increase in average balances. Partially offsetting the increase in interest revenue was an increase in interest expense of $365 thousand, or 44.1 percent, over that same period. Overall, average interest-bearing liabilities increased $7.2 million over this same period. The increase in average interest-bearing liabilities included a $12.8 million increase in higher costing average borrowings, partially offset by a $5.7 million decrease in lower costing average deposits. The increase in average borrowings was used to help fund the growth in the loan portfolio that predominantly occurred in the second half of the prior year. Interest expense associated with deposits increased $252 thousand quarter-over-quarter despite a decrease in interest-bearing deposits due to rising interest rates and the re-pricing of the deposit portfolio. The average cost on interest bearing deposits increased 29 basis points from 0.72 percent at September 30, 2017 to 1.01 percent at September 30, 2018. The net interest margin for the three months ended September 30, 2018 increased 6 basis points to 3.18 percent, compared to 3.12% for the three months ended September 30, 2017.

Noninterest revenue for the quarter ended September 30, 2018 increased $2 thousand to $296 thousand compared to $294 thousand for the comparable period last year. Noninterest revenue is higher compared to a year ago due in part to $16 thousand in revenue generated from the gain on sale of residential loans to the secondary market. In the last quarter of fiscal 2017 and into fiscal 2018, the Company purposely held in portfolio the majority of our residential loan originations to partially offset the increased run-off associated with this loan segment. Beginning in fiscal 2019, however, we again started to sell qualified residential loan originations into the secondary market to generate non-interest revenue and diversify our income stream. Partially offsetting the effect of these gains were $10 thousand in gains on sale of investment securities realized in the prior year quarter compared to none this quarter. Meanwhile, revenue from services charges and other non-interest revenue (including loan fees, merchant services and other miscellaneous revenue items) remained relatively unchanged quarter-over-quarter, while earnings on bank-owned life insurance (BOLI) declined $9 thousand due to a reduction in the cash surrender value of the Company's outstanding BOLI related to the pay-out of death benefits in the fourth quarter of fiscal 2018.

Noninterest expense for the quarter ended September 30, 2018 was $3.1 million, down $80 thousand from the quarter ended September 30, 2017. We have been able to manage a growing loan portfolio from an operational cost basis and continue to increase our interest revenue. This is reflected in the improvement of the Company's efficiency ratio which has improved from 82.4 percent for the three months ended September 30, 2017 to 77.6 percent for the three months ended September 30, 2018.

Salaries and benefit expense remains our highest operational cost for the three months ended September 30, 2018 and 2017. Salaries have increased slightly due to annual evaluations and respective salary increases, while employee benefits have decreased because of lower costs associated with health insurance and employee stock ownership plan (ESOP). Health insurance expense decreased due to a rebate received at the end of the quarter, while the decrease in the ESOP is related to the increase in the Company's average stock price quarter-over-quarter. The Company has realized an increase of $27 thousand in data processing costs for the comparable quarter associated with annual cost increases, along with the introduction of new technology that has made banking easier for our customers, including products such as mobile banking. FDIC insurance premiums have increased $39 thousand to $113 thousand for the three months ended September 30, 2018 compared to $74 thousand for the three months ended September 30, 2017. This increase is attributable to both the increase in the size of the Bank and the decrease in capital over the comparable periods. Capital has declined with respect to the comparable periods due to the establishment of a deferred tax valuation allowance in the fourth quarter of the prior year. Offsetting these increases has been a $51 thousand reduction in legal expenses and a $109 thousand reduction in other professional services. Legal expense has declined because of higher costs incurred in the prior year associated with our charter conversion and certain problem loans and foreclosures, while other professional services have declined because of costs incurred in the prior year associated with payments under non-compete agreements that were a part of the Fraternity Community Bancorp, Inc. acquisition in May 2016. The terms and the payments under the agreements were fully satisfied in April 2018. Management remains committed to reducing operational expenses and achieving higher efficiencies.

For the six months ended September 30, 2018, the Company reported net income of $1.5 million, or $0.48 per common share compared to net income of $803 thousand, or $0.25 per common share for the same period a year ago. Net interest income over the same periods increased $352 thousand to $7.6 million compared to $7.2 million, respectively, because of a larger loan portfolio. Interest revenue for the six months ended September 30, 2018 was $9.9 million, a $1.1 million or 12.0 percent increase compared to the six months ended September 30, 2017. Interest expense also increased over this comparable period from $1.6 million to $2.3 million, respectively; an increase of $703 thousand or 43.3 percent due to rising interest rates.  Provision for loan losses of $302 thousand were slightly higher for the six months ended September 30, 2018 compared to $280 thousand for the same period a year ago; while non-interest expenses remained unchanged at $6.3 million for the comparable periods. Within non-interest expense were similar fluctuations among various expenses as described earlier for the three-month comparable periods.

For the three and six months ended September 30, 2018, the Company did not report any income tax expense due to the reversal of a portion of the valuation allowance on our net deferred tax assets established during the fourth quarter of the prior fiscal year in the amount of $5.8 million. In accordance with Accounting Standards Codification (ASC) 740, Accounting for Income Taxes, the Company assessed whether the deferred tax assets are more likely than not to be realized based on an evaluative process that considers all available positive and negative evidence. Based upon the Company being in a three-year cumulative loss position which creates negative evidence and because this evidence is considered significant, management concluded that there was more negative evidence than positive evidence and therefore, it is more likely than not that the Company will be unable to generate sufficient taxable income in the foreseeable future to fully utilize the net deferred tax assets. If, in the future, the Company generates taxable income on a sustained basis sufficient to support the deferred tax assets, the need for a deferred tax valuation allowance could change, resulting in the reversal of all or a portion of the deferred tax asset valuation at that time. The establishment of a valuation allowance on our deferred tax assets for financial reporting purposes does not affect how the net operating loss carryforwards may be utilized on our subsequent income tax returns. The valuation allowance on the Company's net deferred tax assets decreased $361 thousand to $5.4 million at September 30, 2018, from $5.8 million at March 31, 2018 due to the $1.5 million in net income generated over this period.

Capital

Shareholders' equity at September 30, 2018 was $55.6 million compared to $54.1 million at March 31, 2018, an increase of $1.4 million. The increase is attributable to the $1.5 million in net income for the six months ended September 30, 2018 and the increase in additional paid in capital relating to the vesting of equity awards. The increase in equity was partially offset by the $412 thousand increase in unrealized losses associated with the investment portfolio. Average shareholders' equity to average assets was 10.7 percent for the six-month period ended September 30, 2018. This is down from 11.9 percent a year ago due to an increase in average assets associated with growth within the loan portfolio and decrease in capital resulting from the establishment of a deferred tax valuation allowance in the last quarter of fiscal 2018.  All the Bank's regulatory capital ratios continue to exceed levels required to be categorized as "well capitalized." Outstanding shares at September 30, 2018 were 3,416,414 compared to 3,407,613 at March 31, 2018.

Further Information

Management believes that non-GAAP financial measures, including tangible book value, provide additional useful information that allows readers to evaluate the ongoing performance of the Company without regard to transactional activities. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.

Please direct all media inquiries to Lauren Lawder at 410-616-1996 or by email at llawder@hamilton-bank.com. Please direct investor inquiries for Hamilton Bank to Robert DeAlmeida at 410-823-4510.

###

About Hamilton Bank
Founded in 1915, Hamilton Bank is a community bank with $502.2 million in assets and $55.5 million in regulatory capital. The bank has 72 full-time equivalent employees and operates seven branch locations across Greater Baltimore, serving the communities of Cockeysville, Pasadena, Rosedale, Towson, Ellicott City and Baltimore in Maryland. Whether online or on the corner, Hamilton Bank is a community bank that cares about its customers. www.Hamilton-Bank.com.

Member FDIC and Equal Housing Lender

Forward-Looking Statements

Certain statements contained in this filing constitute "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the rules, regulations and releases of the Securities and Exchange Commission (the "SEC").  Such forward-looking statements include, but are not limited to, (1) statements about the benefits of the merger, including future financial and operating results, cost savings, enhanced revenues and accretion to reported earnings that may be realized from the merger; (2) statements of plans, objectives and management expectations; (3) statements of future economic performance; and (4) statements of assumptions underlying such statements. Any statements that are not statements of historical fact, including statements containing such words as "will," "could," "plans," "intends," "expect," "believe," "view," "opportunity," "allow," "continues," "reflects," "typically," "anticipate," "estimated," or similar expressions, should also be considered forward-looking statements, although not all forward-looking statements contain these identifying words. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based upon assumptions and the current beliefs and expectations of the management of the Company. These forward-looking statements are subject to known and unknown risks and uncertainties, and actual results may differ materially from those discussed in, or implied by, these forward-looking statements.

Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements include, but are not limited to, higher than expected increases in competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, legislative and regulatory changes that could adversely affect the business in which Hamilton Bancorp, Inc. and Hamilton Bank are engaged, the occurrence of any event, change or other circumstances related to the Company's recently announced merger with Orrstown Financial Services, Inc. ("Orrstown") that negatively affects the Company's financial condition or results of operations, including delays in closing the merger, the diversion of management's time from existing business operations due to time spent related to the merger or integration efforts, potential litigation in connection with the merger, higher than expected transaction or other costs and expenses, or higher than expected attrition of the customers or key employees of the Company.

All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to the parties or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. Forward-looking statements speak only as of the date on which such statements are made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

In connection with the proposed merger with Orrstown, Orrstown intends to file with the SEC a Registration Statement on Form S-4 containing a proxy statement/prospectus. Investors and security holders are advised to read the Registration Statement and the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.  Investors and security holders may obtain a free copy of the Registration Statement (when available), including the proxy statement/prospectus and other documents filed by the Company and Orrstown with the SEC at the SEC's website at www.sec.gov. These documents may be accessed and downloaded, free of charge, at the Company's website at www.hamilton-bank.com under the "Investors Relations" tab or by directing a request to the Corporate Secretary, Hamilton Bancorp, Inc., 501 Fairmount Avenue, Suite 200, Towson, Maryland 21286, (410) 823-4510. You will also be able to obtain these documents free of charge at Orrstown's website at www.orrstown.com or by directing a request to Orrstown's Executive Vice President and Chief Financial Officer, David P. Boyle, at (717) 530-2294.

Participants in the Solicitation

This filing is not a solicitation of a proxy from any security holder of the Company.  The Company and Orrstown and their respective directors, executive officers, other members of management, and employees may be deemed to be participants in the solicitation of proxies of the Company's shareholders in connection with the proposed transaction. Information regarding the directors and executive officers of the Company may be found in its definitive proxy statement relating to its 2018 Annual Meeting of Stockholders, which was filed with the SEC on July 19, 2018. Information regarding the directors and executive officers of Orrstown may be found in its definitive proxy statement relating to its 2018 Annual Meeting of Shareholders, which was filed with the SEC on March 19, 2018.  Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests in the merger will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available. You may obtain free copies of the documents described in this paragraph in the manner described in the preceding paragraph.

HAMILTON BANCORP, INC.

(dollars in thousands, except share and per share data)	Three months ended September 30,		Six months ended September 30,
Statement of Operation Data:	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest revenue	$4,941	$4,439	$9,882	$8,827
Interest expense	1,193	828	2,326	1,623
Net interest income	3,748	3,611	7,556	7,204
Provision for loan losses	242	120	302	280
Net interest income after provision for loan loss	3,506	3,491	7,254	6,924
Noninterest revenue	296	294	587	561
Noninterest expenses	3,137	3,217	6,297	6,370
Income before income taxes	665	568	1,544	1,115
Income tax expense	-	157	-	312
Net income	$665	$411	$1,544	$803

Per Share Data and Shares Outstanding:
Net income per common share, basic and diluted	$0.21	$0.13	$0.48	$0.25
Book value per common share at period end	$16.23	$17.93	$16.23	$17.93
Tangible book value per common share at period end (6)	$13.57	$15.23	$13.57	$15.23
Average common shares outstanding (1)	3,209,046	3,188,895	3,209,046	3,188,895
Shares outstanding at period end	3,416,414	3,411,075	3,416,414	3,411,075

Selected Performance Ratios:
Return on average assets	0.52%	0.32%	0.59%	0.31%
Return on average equity	4.74%	2.68%	5.57%	2.64%
Net interest margin (2)	3.18%	3.12%	3.12%	3.10%
Efficiency ratio (3)	77.57%	82.38%	77.33%	82.03%

Average assets	$511,806	$511,707	$519,050	$512,979
Average shareholders' equity	$56,096	$61,289	$55,441	$60,900

Financial Condition Data:	September 30, 2018	March 31, 2018	September 30, 2017
	(Unaudited)	(Audited)	(Unaudited)
Total assets	$502,187	$525,533	$513,980
Cash and cash equivalents	22,026	23,368	10,655
Investment securities, available for sale	68,863	75,404	91,040
Loans receivable - gross (excluding loans held for sale)	374,649	389,221	367,649
Allowance for loan losses	(3,031)	(2,822)	(2,471)
Bank-owned life insurance	17,684	17,456	18,500
Other assets	21,996	22,906	28,607
Total deposits	388,471	405,143	394,156
Borrowings	53,552	60,672	52,857
Other liabilities	4,704	5,642	5,790
Total shareholders' equity	55,460	54,076	61,177

Tangible shareholders equity (Non-GAAP) (6):
Total shareholders' equity	$55,460	$54,076	$61,177
Goodwill and other intangible assets, net	(9,144)	(9,177)	(9,240)
Tangible shareholders' equity	$46,316	$44,899	$51,937

Asset Quality Ratios:
Nonperforming loans to gross loans (4)	1.62%	1.84%	1.60%
Allowance for loan losses to gross loans	0.81%	0.73%	0.67%
Allowance for loan losses to nonperforming loans	49.83%	39.36%	41.92%
Nonperforming assets to total assets (5)	1.33%	1.45%	1.24%
Net charge-offs (annualized) to average loans	0.05%	0.26%	0.00%

Capital Ratios: (Bank Only)
Leverage ratio	8.61%	7.64%	8.38%
Common equity tier I risk-based capital ratio	12.20%	10.61%	11.32%
Tier I risk-based capital ratio	12.20%	10.61%	11.32%
Total risk-based capital ratio	13.07%	11.39%	12.01%

(1) - Average common shares outstanding excludes shares unallocated under ESOP.
(2) - Net interest margin represents net interest income divided by average total interest-earning assets.
(3) - Efficiency ratio represents noninterest expense divided by operating revenue, consisting of net interest income plus noninterest revenue.
(4) - Nonperforming loans include both nonaccruing and accruing loans delinquent more than 90 days.
(5) - Nonperforming assets include nonperforming loans and foreclosed real estate.
(6) - The Company's management believes that the presentation of tangible book value per share provides useful information for evaluating the Company's financial condition and trends due to acquisition activity. These disclosures should not be viewed as a substitute for book value per share determined in accordance with GAAP.